Exhibit 5.1

January 26, 2006

BancCap Asset Securitization Issuance Corporation
553 Capital Drive

Lake Zurich, IL  60047

Attention:  Michael Trickey

Re:

BancCap Asset Securitization Issuance Corporation,

Registration Statement on Form S-3

Ladies and Gentlemen:

We will act as counsel for BancCap Asset Securitization Issuance Corporation, a Delaware corporation (the “Company”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Company’s Asset Backed Certificates (the “Certificates”) and Asset Backed Notes (the “Notes,” and together with the Certificates, the “Securities”).  The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Act”), by means of a Registration Statement of the Company on Form S-3.  The Securities will be offered pursuant to the prospectus, as supplemented by a prospectus supplement (the “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424 (b)(5) under the Securities Exchange Act.  As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of either (a) a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Company, a trustee (the “Trustee”), one or more sellers (each, a “Seller”) and where appropriate, a servicer or master servicer (the “Servicer”), each to be identified in the Prospectus Supplement for such Series of Certificates or (b) a deposit trust agreement (each, a “Deposit Trust Agreement”) between the Company and an owner trustee to be identified in the Prospectus Supplement for such Series of Certificates (an “Owner Trustee”), pursuant to which a trust (the “Trust”) will be created.  Each Series of Notes will be issued under a separate indenture (each, an “Indenture”) between the Trust and an indenture trustee to be identified in the Prospectus Supplement for such Series of Notes (an “Indenture Trustee”).

We have examined copies of the Company’s Certificate of Incorporation, Bylaws, the form of Pooling and Servicing Agreement, the form of Indenture, the form of Deposit Trust Agreement (each as filed or incorporated by reference as an exhibit to the Registration Statement), the forms of Securities and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

i.

When any Pooling and Servicing Agreement or Deposit Trust Agreement relating to a Series of Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, each Seller, the Trustee or the Owner Trustee, as applicable, any Servicer, if applicable and any other party thereto, such Pooling and Servicing Agreement or Deposit Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter relating to or affecting creditors’ rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

ii.

When a Series of Certificates has been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee or Owner Trustee for such Series in accordance with the terms of the related Pooling and Servicing Agreement or Deposit Trust Agreement, as applicable, and issued and delivered against payment therefor as described in the Registration Statement, such Series of Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Pooling and Servicing Agreement or Deposit Trust Agreement, as applicable.

iii.

When any Indenture relating to a Series of Notes has been duly and validly authorized by all necessary action on the part of the Trust and has been duly executed and delivered by the Trust, the Indenture Trustee and any other party thereto, such Indenture will constitute a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

iv.

When a Series of Notes has been duly authorized by all necessary action on the part of the Trust (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Indenture Trustee for such Series in accordance with the terms of the related Indenture and issued and delivered against payment therefor as described in the Registration Statement, such Series of Notes will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Indenture.

We have also advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Securities.  This advice is summarized under “Material Federal Income Tax Consequences” in the Base Prospectus.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein) and the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and applicable Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP